Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Scott Frommer (investors) - 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) - 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

Robert E. Mittelstaedt, Jr. to Retire from LabCorp Board of Directors and Current Board Member Adam H. Schechter to Assume Role of Lead Independent Director in 2019

Burlington, N.C., July 12, 2018 - LabCorp® (NYSE: LH) today announced that Robert E. Mittelstaedt, Jr., lead independent director, will retire from the LabCorp board of directors at the conclusion of his current term on May 9, 2019, and that director Adam H. Schechter has been elected to serve as lead independent director effective January 2, 2019, so that he and Mittelstaedt may work together on a smooth transition.

Mittelstaedt will retire from the board pursuant to the company’s mandatory retirement policy which provides that when a director reaches the age of 75 he or she is not eligible to stand for re-election at the next regularly scheduled annual shareholder meeting. Mittelstaedt became a director of LabCorp in 1996, chaired board executive sessions beginning in 2006, and then served as the lead independent director beginning in 2009. He has also served on various board committees, including as chair of the Nominating and Corporate Governance Committee, chair of the Compensation Committee and as a member of the Audit Committee.

“Bob has been an exceptional board member and has made tremendous contributions to LabCorp during his years of service,” said David P. King, chairman and chief executive officer. “At the time he joined the board, LabCorp faced a number of significant challenges. Bob’s steady leadership and strategic thinking were instrumental in overcoming those challenges and ultimately transforming the company. Bob has served with distinction as a board member, a committee chair and as our lead independent director. Bob has also been a trusted advisor to me and has helped me become a better leader. On behalf of the board and LabCorp, as well as from a personal perspective, I wish to express gratitude for his invaluable leadership and years of dedicated service to the company.”

Schechter, executive vice president and president, Global Human Health, Merck, was elected to LabCorp’s board of directors in 2013. He has served on multiple committees, including Compensation (chair), Quality and Compliance Committee (member) and Audit Committee (member).

“We are delighted that Adam, one of the most highly respected executives in global healthcare, will succeed Bob as our lead independent director,” said King. “Adam is an enormously talented executive with a deep understanding of the U.S. and global healthcare environments, and he has already brought great value to LabCorp in his five years on our board. As lead independent director, he will continue to provide invaluable leadership and strategic insights to LabCorp. Adam’s extensive business and management experience at Merck includes leadership roles across a broad range of commercial and strategic areas, including sales, marketing, strategy, product development and business development.”

Schechter joined Merck in 1988 as a sales representative and held a number of professional, managerial and executive roles with the company prior to his current role as president of Global Human Health, Merck’s global pharmaceuticals and vaccines business. He has been a member of Merck's Executive Committee since 2007, and led the integration of Merck and Schering-Plough in 2009 and 2010. Prior to becoming president, Global Human Health, Schechter served as president, Global Pharmaceutical Business, from 2007 to 2010, and before that he led Merck’s U.S. pharmaceutical business. Schechter chairs the board of Water.org, serves on the board of directors for the European Federation of Pharmaceutical Industries and Associations, and is an executive board member for the National Alliance for Hispanic Health. He is also a member of Global 50, and has been a member of the National Pharmaceutical Committee, the Healthcare Leadership Council, and the Philadelphia CEO Chamber of Commerce Leadership Group.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster, and uses technology to improve the delivery of care. LabCorp reported net revenues of over $10 billion in 2017. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

Forward-Looking Statements
This press release contains forward-looking statements about LabCorp’s future operations. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. LabCorp has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in LabCorp’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in LabCorp’s other filings with the SEC. The information in this press release should be read in conjunction with a review of LabCorp’s filings with the SEC including the information in LabCorp’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.